Exhibit (f)(2)

                              FIRST AMERICAN FUNDS
                    DEFERRED COMPENSATION PLAN FOR DIRECTORS
                                SUMMARY OF TERMS
                            [Amended September 2002]

ELIGIBILITY                   o    All directors of the First American Fund
                                   family that are not employees of U.S. Bancorp

ACCOUNT Credits o Credits are equal to the amount of annual retainer and meeting fees that the Director elects to defer into the plan

ENROLLMENT                    o    Written election must be made before first
                                   day of the calendar year affected

                              o Enrollment elections remain in effect until the end of the year in which the Director revokes or modifies the election

                              o    Investment elections may be changed
                                   quarterly.

MINIMUM Election o Directors must elect to defer at least $10,000 into the plan in any year in which the Director elects to participate

ACCOUNT Adjusted Value o Account value is adjusted as if invested (in 10% increments) in selected menu of open-end First American Funds designated by the Director

                              o    Annual election applies to future
                                   contributions and existing Account balances

                              o Accounts are rebalanced when a new investment election is made. In addition, if no new investment election is made for the start of a year, existing Account is rebalanced to prior year's election.

VESTING                       o    All amounts are 100% vested

FORM OF DISTRIBUTION          o    Cash or In-kind

                              o    Three forms are available:
                                   o    Five substantially equal annual
                                        installments
                                   o    Ten substantially equal annual
                                        installments
                                   o    Single lump sum

WHEN                               Distributions Commence o As soon as
                                   administratively feasible following the
                                   Director's: o Death o Removal or resignation from the
                                        Board

INCOME DEFERRAL               o    Tax is deferred until distribution is
                                   available

                              o    Distributions are ordinary income

OBLIGATION OF THE COMPANY     o    Accounts under the plan are obligations of
                                   the Funds


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ASSIGNMENT                    o    Account cannot be assigned or pledged

BENEFICIARIES                 o    Director  may  designate  beneficiaries  to
                                   receive Account after death

ADMINISTRATION                o    Administered by U.S. Bancorp Asset
                                   Management, Inc.